EXHIBIT 99

NEW HORIZON KIDS QUEST, INC. ANNOUNCES CHANGES IN LISTING STATUS TO OVER-THE-COUNTER BULLETIN BOARD

New Horizon Kids Quest, Inc.'s common stock (Nasdaq SmallCap: KIDQ) has been delisted from the Nasdaq SmallCap Market effective January 10, 2001, for failure to comply with the Minimum Bid Price requirements as set forth in Marketplace Rule 4310(c)(4). The company's common stock will now trade on the Over-the-Counter Bulletin Board (OTCBB) with the same symbol, KIDQ. The OTCBB is a controlled quotation service that offers real-time quotes, last sale prices, and volume information in over-the-counter equities.

New Horizon Kids Quest, Inc.'s President, Susan Dunkley, stated, "We would like to assure shareholders that we are confident about the future. For the three months ended September 30, 2000, we experienced the best third quarter performance in the company's history with earnings of $.05 a share. For the nine months ended September 30, 2000, we earned $.08 a share with earnings before interest, taxes, depreciation, and amortization (EBITDA) of $1,875,466, a significant improvement as compared to the same period in 1999. We will continue to focus on improving our existing locations while aggressively pursuing new business opportunities."

New Horizon Kids Quest, Inc. provides hourly child care at twenty Kids Quest locations in ten states, including three with supervised non-violent video entertainment centers. The company also provides traditional care at ten New Horizon Child Care locations in Boise, Idaho, and has added traditional care at its Mall of America location. The company also operates employee child care centers in Joliet, Illinois, for Empress Casino and the Mobil Oil Company; in Las Vegas, Nevada, at the Venetian Resort Casino Hotel; and in Morton, Minnesota, at Jackpot Junction Casino Hotel. The company has recently added employee child care at its location in Marksville, Louisiana, at Grand Casino Avoyelles and has announced an agreement with Seven Clans Casino, Hotel, and Indoor Water Park for a 5,000 square-foot Kids Quest center at their facility in Thief River Falls, Minnesota.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) may contain statements that are forward looking, such as statements relating to plans for future expansion and other business


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development activities, as well as other capital spending, financial sources, and the effects of regulation and competition. Such forward- looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in any forward- looking statement made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management and third party contracts, domestic or global economic conditions, changes in federal or state laws or the administration or enforcement of such laws, litigation or claims, as well as all other risks and uncertainties described in the company's filings.


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